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February  27, 1997



IDS Certificate Company
IDS Tower 10
Minneapolis, MN  55440-0010

Ladies and Gentlemen:

Reference is made to your Registration Statement, No. 33-3562, Form S-1 under the Securities Act of 1933, registering an indefinite number of face-amount certificates pursuant to Rule 24f-2 under the Securities Act of 1933.

I am of the opinion, based upon such examination of matters of fact and law as I have deemed necessary, that:

(a) IDS Certificate Company is validly organized and existing in good standing under Delaware law with power to issue and sell the face-amount certificates registered.

(b) The certificates registered were legal, valid, non-assessable instruments, enforceable in accordance with their terms when sold in accordance with applicable federal and state securities laws.

I hereby consent that the foregoing opinion may be used in connection with the Rule 24f-2 Notice.

Very truly yours,



Bruce A. Kohn
Vice President and General Counsel
(612) 671-2221

BAK/rjf